Exhibit 99.1
                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
October 26, 2001

    Emergisoft Announces Additional Equity Investment by Current Shareholder
    ------------------------------------------------------------------------


Arlington, Texas - ( October 26, 2001)

     Emergisoft Holding, Inc. (OTC:ESHI) announced today that Berlwood Five, Ltd., a current shareholder of Emergisoft, made an additional $2,000,000 equity investment in the company on October 25, 2001. Berlwood received 75,000,000 newly issued shares of Emergisoft's common stock in the transaction. Emergisoft has the right, but not the obligation, to repurchase all or any portion of the 75,000,000 shares at a repurchase price per share of $.06, exercisable at any time prior to October 25, 2002.

     The share issuance to Berlwood increases the total number of the company's issued and outstanding shares of common stock from 48,873,818 to 123,873,818, and increases Berlwood's percentage ownership interest in Emergisoft's outstanding shares of capital stock from 32.26% to 73.27%.

     Also on October 25, 2001, Berlwood, Woodcrest Capital, L.L.C. and Westpoint Investors Limited Partnership extended the maturity date on $1,500,000 of Emergisoft's indebtedness owed to those entities. The one year extension gives Emergisoft until April 30, 2003 to repay the indebtedness. In consideration for the extension, Emergisoft reduced the exercise price per share on warrants issued to Berlwood, Woodcrest and Westpoint to acquire up to a total of 6,000,000 shares or Emergisoft common stock from a weighted average exercise price per share of $.90 to $.0267.

     Richard Manley, Chairman of the Board, Chief Executive Officer and President of Emergisoft said: "We are very pleased with the investment made by Berlwood and the maturity date extensions granted by Berlwood, Woodcrest and Westpoint. In the current economic climate, this was the best option available to the company. I think the investment and the extensions show increased commitment and continued confidence in the company from Berlwood, Woodcrest and Westpoint. While there are other places they could have invested their money, they chose to put it to work here. This funding gives us the capital and the time, as a result, to complete the ramp-up of the sales and marketing plan we started with the release of our newest application, CareLyncED."

About Emergisoft Corporation

     Arlington, Texas-based Emergisoft Corporation (OTC:ESHI) is a leader in the design and implementation of clinical patient management systems for hospital Emergency Department automation across the United States. Their newest release, CareLyncEDTM, was designed to eliminate the time consuming collection of repetitive clinical data. The one-of-a-kind, professional grade, open system software, uses cutting edge technology and graphics to streamline patient documentation, protect against errors and litigation, fulfill government compliance, optimize revenue recovery and control physician and nurse cost and charges. For additional information about Emergisoft and CareLyncEDTM, please visit Emergisoft on the Internet at www.emergisoft.com.


********************Contact: Vicki Judd                     Tom Puckett
                             Emergisoft Holding, Inc.  or   KWGC, Inc.
                             1-1-6665                       214-987-4377
                             vjudd@emergisoft.com           tom@kwgc.com

     The statements in this press release regarding projections of revenues or income or similar items, such as statements pertaining to future revenues, future cash flows, future operations or results, and other statements that are not historical facts, are forward looking statements. Such statements involve risks relating to technological change

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and new product development,  quality assurance and product acceptance concerns, competition for customers, government regulation and other factors detailed in the Company's filings with the Securities and Exchange Commission. Should one or
more  of  these  risks  or  uncertainties  materialize,   or  should  underlying
assumptions prove incorrect, actual outcomes may vary materially from those indicated.